Exhibit 99.1

NEWS RELEASE

Contact:	Connie Chandler Investor Relations Tele: 714-573-1121 Email: investor_relations@mflex.com

M-FLEX REPORTS INCREASE IN YEAR-OVER-YEAR QUARTERLY

NET SALES FOR THIRD QUARTER OF FISCAL 2005 AND PROVIDES EARNINGS

GUIDANCE FOR THE FOURTH QUARTER

The company’s net sales for the first nine months of fiscal 2005 rose

36 percent while net income increased 57 percent

Anaheim, CA, August 3, 2005 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, reported today that net sales for the fiscal third quarter ended June 30, 2005, increased by 18 percent to $84.4 million from $71.5 million for the third quarter of fiscal 2004.

Net income for the fiscal third quarter of 2005 was $8.8 million, or $0.35 per diluted share, compared to $8.7 million, or $0.44 per diluted share, for the same period in fiscal 2004. Earnings per share were impacted by the company’s initial public offering of 5,000,000 shares for six days in the third quarter of fiscal 2004 and for the full three months in the third quarter of fiscal 2005.

According to M-Flex’s chairman and chief executive officer, Phil Harding, the strong sales growth the company achieved during the third quarter of fiscal 2005, compared to the same period in 2004, resulted from 17 percent growth in revenues from the wireless telecommunications sector, including a 13 percent increase in sales to the company’s largest handset customer. In addition, M-Flex grew revenue from its non-wireless telecommunications customers during the third quarter of fiscal 2005 by 25 percent, compared to the same period in fiscal 2004, including sales to manufacturers of PDAs, medical devices and electronic data storage equipment. Sales during the third quarter to other than the company’s largest customer, which includes other cell phone manufacturers and non-wireless telecommunications customers, increased approximately 40 percent over the same period in fiscal 2004.

Gross margins for the third quarter of fiscal 2005 declined from recent quarters to approximately 21 percent, as management expected, driven in part by the higher component content of the company’s current product mix and pricing pressures. This focus on increased component

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assemblies in its product mix is consistent with M-Flex’s ongoing strategy to offer customers an integrated advanced technology solution, even though these value-added components primarily are a cost the company passes through to customers with minimal opportunity for mark-up. Also high-volume production leads to lower pricing and, as a result, lower gross margins that are somewhat offset by lower production costs due to economies of scale.

For the first nine months of fiscal 2005 ending June 30, net sales increased 36 percent to $246.2 million from $181.5 million, while net income increased 57 percent to $26.2 million, or $1.06 per diluted share, compared to $16.6 million, or $0.87 per diluted share, in the same period in fiscal 2004. Net sales from the wireless telecommunications sector increased 34 percent over the same nine months in fiscal 2004 while net sales to non-wireless telecommunications customers grew 42 percent. Net sales to the company’s largest customer grew 30 percent during the first nine months of 2005, while sales to all other customers for the same period grew 61 percent over the same period in the prior year.

According to Harding, “M-Flex continues to benefit from our strategic focus aimed at providing manufacturers an end-to-end solution built around our advanced flex circuit technology and our ability to populate these flex circuits with numerous and complex component assemblies. In addition, our focus on providing design and application engineering solutions early in our customers’ product development cycles facilities their ability to innovate and to maximize the use of advanced flex circuit technology in their product applications. We believe this creates a competitive advantage for us as well as our customers,” he said.

Reza Meshgin, M-Flex’s president and chief operating officer, said that camera modules in cell phones are among the product applications in the wireless telecommunications sector particularly well-suited to M-Flex.

“Our acquisition in June 2005 of an optical and photonic imaging business, which is now operating as a wholly owned subsidiary under the name Aurora Optical, is a key element of our strategic objective to become a major camera module integrator and assembler for leading OEMs. We believe the experience M-Flex has in packaging and assembly, coupled with the optical expertise gained from this acquisition, will make it possible for us to offer a miniaturized camera that can produce better pictures than most camera phones in the market today.

“Once the acquisition was completed, Aurora Optical began immediately refocusing its resources on camera programs with a targeted group of key customers while also expanding its sales effort. Our goal is to capture a significant portion of the emerging camera phone market, which is estimated to reach over 600 million shipments in 2007,” Meshgin said.

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While many of today’s electronic devices — such as notebook computers — still utilize rigid printed circuit boards (PCBs), those devices where size, shape and weight are important design factors increasingly rely upon flexible printed circuits. Similar to PCBs, components can be mounted on flexible printed circuits, although such a manufacturing process differs substantially from the process used in attaching components to the flat, stable surface of rigid PCBs. Over the years, M-Flex has developed significant experience and proprietary know-how in assembling components onto its advanced-technology flex circuits.

In accordance with the company’s policy to provide earnings guidance for the upcoming quarter with the reporting of its quarterly financial results, Harding said that M-Flex expects its net sales for the fourth quarter ending September 30, 2005, to range between $95.0 million and $105.0 million and net income for the same period of between $9.0 million and $10.5 million.

Conference Call

M-Flex will host a conference call at 5:30 p.m. Eastern time today to review its financial results for the third quarter of fiscal 2005 and its earnings guidance for the fourth quarter. The dial-in number for the call in North America is 800-810-0924 and 913-981-4900 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) on August 3, 2005. The audio replay dial-in number for North America is 888-203-1112 and 719-457-0820 for international callers. The replay pass code is 5440116.

About M-Flex

M-Flex (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the company’s products include mobile phones and smart mobile devices, portable bar code scanners, personal digital assistants, power supplies and consumable medical sensors. M-Flex completed its initial public offering in June 2004, and its common stock is quoted on the Nasdaq National Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding revenues, net sales, net income, gross margins, current and upcoming programs and product mix and the material content of such programs, the company’s focus on component assemblies, trends in the approaches of the company’s customers, growth and expansion of the company’s business and markets, the company’s manufacturing capabilities, market opportunities, the company’s relationship and opportunities with its current and new customers, the benefits of the company’s strategies and acquisitions, the competitive advantages of the company and its customers, the development of and applications for new technology, expected tax rates, and the results of audits of the company in China and the United States. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “will,” “plan,” “expect,” “estimate,” “aim,” or similar words. For all of the

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foregoing forward-looking statements, the company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the company’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by the company’s forward-looking statements include the impact of changes in demand for the company’s products and the company’s success with new and current customers, the company’s ability to diversify its customer base, the company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the degree to which the company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans, the company’s ability to successfully manage power shortages in China, the impact of competition and of technological advances, and other risks detailed from time to time in the company’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share and share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net sales	$84,396	$71,497	$246,200	$181,463
Cost of sales	66,660	54,108	190,102	142,803

Gross profit	17,736	17,389	56,098	38,660

Operating expenses:
Sales and marketing	2,019	1,974	6,448	5,752
General and administrative	4,536	3,382	12,552	9,055

Total operating expenses	6,555	5,356	19,000	14,807

Operating income	11,181	12,033	37,098	23,853
Interest expense, net	(131)	109	(304)	487
Other (income) / expense, net	(153)	(97)	(215)	162

Income before provision for income taxes	11,465	12,021	37,617	23,204
Provision for income taxes	(2,673)	(3,286)	(11,460)	(6,567)

Net income	$8,792	$8,735	$26,157	$16,637

Net income per share:
Basic	$0.37	$0.47	$1.11	$0.92
Diluted	$0.35	$0.44	$1.06	$0.87
Shares used in computing net income per share:
Basic	23,690,892	18,532,560	23,476,371	17,994,109
Diluted	24,910,020	19,769,925	24,679,671	19,029,947

Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2005	September 30, 2004
Cash, cash equivalents and short term investments	$43,994	$38,377
Accounts receivable, net	58,817	44,382
Inventories	36,473	39,217
Other current assets	6,457	4,193

Total current assets	145,741	126,169
Property, plant and equipment	71,379	59,914
Other assets	7,527	3,915

Total assets	$224,647	$189,998

Accounts payable	$42,566	$26,079
Other current liabilities	11,469	21,129
Other liabilities	1,714	1,706
Stockholders’ equity	168,898	141,084

Total liabilities and stockholders’ equity	$224,647	$189,998

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